EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Three Months Ended March 31,
(dollars in thousands)	2012	2013	2014	2015	2016	2016	2017
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$185,912	$102,245	$384,213	$636,117	$709,253	$167,569	$118,869
Fixed charges	359,947	460,918	485,762	498,253	536,607	136,596	121,047
Capitalized interest	(9,777)	(6,700)	(7,150)	(8,670)	(16,943)	(3,037)	(4,129)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,395	4,142	2,427	2,586	1,681	(599)	1,679
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	2,415	6,770	(147)	(4,799)	(4,267)	(153)	(823)
Earnings	$549,892	$567,375	$865,105	$1,123,487	$1,226,331	$300,376	$236,643

Fixed charges:
Interest expense(1)	$361,565	$458,360	$481,039	$492,169	$521,345	$132,960	$118,597
Capitalized interest	9,777	6,700	7,150	8,670	16,943	3,037	4,129
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,395)	(4,142)	(2,427)	(2,586)	(1,681)	599	(1,679)
Fixed charges	$359,947	$460,918	$485,762	$498,253	$536,607	$136,596	$121,047

Consolidated ratio of earnings to fixed charges	1.53	1.23	1.78	2.25	2.29	2.20	1.95

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$185,912	$102,245	$384,213	$636,117	$709,253	$167,569	$118,869
Fixed charges	359,947	460,918	485,762	498,253	536,607	136,596	121,047
Capitalized interest	(9,777)	(6,700)	(7,150)	(8,670)	(16,943)	(3,037)	(4,129)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,395	4,142	2,427	2,586	1,681	(599)	1,679
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	2,415	6,770	(147)	(4,799)	(4,267)	(153)	(823)
Earnings	$549,892	$567,375	$865,105	$1,123,487	$1,226,331	$300,376	$236,643

Fixed charges:
Interest expense(1)	$361,565	$458,360	$481,039	$492,169	$521,345	$132,960	$118,597
Capitalized interest	9,777	6,700	7,150	8,670	16,943	3,037	4,129
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,395)	(4,142)	(2,427)	(2,586)	(1,681)	599	(1,679)
Fixed charges	359,947	460,918	485,762	498,253	536,607	136,596	121,047
Preferred stock dividends	69,129	66,336	65,408	65,406	65,406	16,352	14,379
Combined fixed charges and preferred stock dividends	$429,076	$527,254	$551,170	$563,659	$602,013	$152,948	$135,426

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.28	1.08	1.57	1.99	2.04	1.96	1.75

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at January 1, 2014 to discontinued operations.